                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-95805

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 23, 2001)

                          [LOGO] PHARMACEUTICAL HOLDRs

                       1,000,000,000 DEPOSITARY RECEIPTS
                         PHARMACEUTICAL HOLDRS SM TRUST

   This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated January 30, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS SM Trust.

   The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                         PRIMARY
                                                 SHARE   TRADING
              NAME OF COMPANY            TICKER AMOUNTS   MARKET
     ----------------------------------  ------ ------- ----------
     Abbott Laboratories                  ABT       14     NYSE
     Allergan, Inc.                       AGN        1     NYSE
     American Home Products Corporation   AHP       12     NYSE
     Andrx Corporation-Andrx Group        ADRX       2  Nasdaq NMS
     Biovail Corporation                  BVF        4     NYSE
     Bristol-Myers Squibb Company         BMY       18     NYSE
     Eli Lilly & Company                  LLY       10     NYSE
     Forest Laboratories, Inc.            FRX        2     NYSE
     ICN Pharmaceuticals, Inc.            ICN        1     NYSE
     IVAX Corporation                     IVX      1.5     AMEX
     Johnson & Johnson                    JNJ       13     NYSE
     King Pharmaceuticals, Inc.            KG   3.1875     NYSE
     Merck & Co., Inc.                    MRK       22     NYSE
     Mylan Laboratories, Inc.             MYL        1     NYSE
     Pfizer Inc.                          PFE       58     NYSE
     Schering-Plough Corporation          SGP       14     NYSE
     Watson Pharmaceuticals, Inc.         WPI        1     NYSE

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.